Exhibit 5.1

September 15, 2008

Arotech Corporation
1229 Oak Valley Drive
Ann Arbor, Michigan 48108

Gentlemen:

We have acted as counsel to Arotech Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 3,627,238 shares of common stock (the “Shares”), par value $0.01 per share (the “Common Stock”), of the Company, of which (i) 725,448 shares (the “Warrant Shares”) representing 130% of the 558,036 shares of Common Stock that are issuable upon exercise of currently outstanding warrants (the “Warrants”) and (iii) 2,901,790 shares (the “Note Shares”) representing 130% of the 2,232,145 shares of Common Stock that are issuable upon conversion of the Company’s currently outstanding senior subordinated convertible notes due 2011 (the “Notes”).

As such counsel, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Company as we have deemed necessary to review. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have entirely relied upon certifications of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certifications.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document.

We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

We further assume that all (i) Warrant Shares issued will be issued in accordance with the terms of the Warrants, and (ii) all Note Shares issued will be issued in accordance with the terms of the Notes.

Based upon the foregoing, it is our opinion that (i) the Warrant Shares will be, when sold, paid for and issued as contemplated by the terms of the Warrants, validly issued and fully paid and nonassessable, and (ii) the Note Shares issuable upon conversion of the Notes will be, when issued as contemplated by the terms of the Notes, validly issued and fully paid and nonassessable.

This opinion is limited to the provisions of the Delaware General Corporation Law.

Lowenstein Sandler PC www.lowenstein.com

Livingston Avenue Roseland, NJ 07068 Tel 973 597 2500 Fax 973 597 2400 Boston New York Palo Alto Roseland
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Arotech Corporation                                                                                        September 15, 2008

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading “Legal Matters” in the Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Lowenstein Sandler PC

LOWENSTEIN SANDLER PC